Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2006, included in the Annual Report on Form 10-K of Chaparral Resources, Inc. for the year ended December 31, 2005, with respect to the consolidated financial statements of Chaparral Resources, Inc., incorporated by reference in this Form 10-K/A.

/s/  Ernst & Young Kazakhstan LLP
Ernst & Young Kazakhstan LLP

June 9, 2006
Almaty, Kazakhstan